EX99.28(h)(7)(ii)

Amendment
 To The Management Fee Waiver Agreement Between Jackson Variable Series Trust
And Jackson National Asset Management, LLC

This Amendment is made by and between Jackson Variable Series Trust, a Massachusetts business trust (“Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”).

Whereas, the Trust and Adviser entered into a Management Fee Waiver Agreement effective as of the 27th day of April, 2015 (the “Agreement”), whereby the Adviser agreed to waive a portion of its advisory fee for each Fund listed on Schedule A thereto.

Whereas, the parties have agreed to amend Schedule A of the Agreement to terminate the fee waivers for the following Funds, effective April 25, 2016:
1.	JNL/DoubleLine® Total Return Fund
2.	JNL/The London Company Focused U.S. Equity Fund
3.	JNL/T. Rowe Price Capital Appreciation Fund

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2016, attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

In Witness Whereof, the Adviser and Trust have caused this Amendment to be executed as of this 30th day of December, 2015, effective as of April 25, 2016.

Jackson Variable Series Trust		Jackson National Asset Management, LLC

By:	/s/ Diana R. Gonzalez	By:	/s/ Mark D. Nerud
Name:	Diana R. Gonzalez	Name:	Mark D. Nerud
Title:	Assistant Vice President	Title:	President and Chief Executive Officer

SCHEDULE A
DATED APRIL 25, 2016

Fund	Waiver
JNL Tactical ETF Conservative Fund	0.45%
JNL Tactical ETF Moderate Fund	0.45%
JNL Tactical ETF Growth Fund	0.45%
JNL/American Funds® Global Growth Fund	0.60%
JNL/American Funds® Growth Fund	0.50%
JNL/AQR Risk Parity Fund	0.10%
JNL/PPM America Long Short Credit Fund	0.25%